Exhibit 99.1

Aspen Technology Announces Conversion of Series D-1 Preferred Shares and Notice of Redemption of Series D-2 Preferred Shares

Eliminates approximately $15 million in future annual preferred stock discount and dividends

CAMBRIDGE, Mass. — December 21, 2006 — Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced that the holders of its Series D-1 convertible preferred shares have exercised their option to convert all of the outstanding Series D-1 preferred shares into common shares.  The Company also announced that it would redeem any shares of its Series D-2 convertible preferred shares that are not converted by their holder into common shares by January 30, 2007.

Mark Fusco, President and CEO of Aspen Technology, said, “We are pleased that the Company’s efforts over the past two years to improve operating results and generate positive cash flow have helped us reach a position where we are able to retire all of our outstanding preferred stock.  We appreciate the support of Advent International, our largest investor, as we take an important step in our efforts to improve our capital structure.  In June 2005 we paid off the remainder of our convertible subordinated debentures, and since that time we have been essentially debt free.  With the retirement of our preferred stock, we will significantly simplify our capital structure and eliminate approximately $15 million in future annual preferred stock discount and dividends.”

The Series D-1 preferred shares converted into 27,030,000 common shares. The Company will pay $27.4 million in cash (rather than in common stock) to its Series D-1 preferred shareholders on or about December 22, 2006 for dividends accumulated since the Series D-1 preferred shares were issued in August 2003.  The Company had $88.9 million in cash and equivalents as of September 30, 2006.

The Company also announced that it has notified the holder of the outstanding Series D-2 convertible preferred shares that the Company intends to redeem all of such shares on January 30, 2007, in accordance with the terms of those shares. The holder may elect, prior to the redemption date, to convert all or a portion of the Series D-2 preferred shares into a total of up to 6,306,400 common shares. In addition, the Company expects to pay $6.3 million in cash for dividends accumulated on the Series D-2.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and professional services that help process companies improve efficiency and profitability by enabling them to model, manage and control their operations. The new generation of integrated aspenONE solutions is aligned with the key industry business processes, providing manufacturers the capabilities they need to optimize operational performance, make real-time decisions and synchronize the plant and supply chain. Over 1,500 leading companies already rely on AspenTech’s software, including Bayer, BASF, BP, Chevron Corporation, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Sanofi-Aventis, Shell and Total. For more information, visit www.aspentech.com.

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AspenTech, aspenONE and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

Contact

MEDIA CONTACT:
Elisa Logan
Aspen Technology, Inc.
(617) 949-1000
Elisa.Logan@aspentech.com

INVESTOR CONTACT:
Kori Doherty
Integrated Corporate Relations
(617) 217-2084
kdoherty@icrinc.com